Exhibit 99

PepsiAmericas Reports First Quarter 2009 Results

  Reported first quarter EPS of $0.17; Adjusted EPS up 5% to $0.20
  Worldwide revenue increased 2.5% on a currency neutral basis; U.S. revenue up 6%
  Company expects to be at the high end of its 2009 full year adjusted EPS outlook of $1.83 to $1.90

MINNEAPOLIS--(BUSINESS WIRE)--April 29, 2009--PepsiAmericas, Inc. (NYSE: PAS) today reported net income of $21.7 million and diluted earnings per share (EPS) of $0.17 in the first quarter of 2009. Net income in the first quarter of 2009 was negatively impacted by mark-to-market losses and special charges (“non-comparable items”), which decreased EPS by $0.03, resulting in adjusted EPS of $0.20. Results were also negatively impacted by foreign currency movements, which reduced net income by $15.3 million and EPS by $0.12. These results compare to first quarter reported net income in 2008 of $24.7 million, or $0.19 per share.

“PepsiAmericas is off to a strong start in 2009, illustrating how our geographic diversification continues to work for us,” said Chairman and Chief Executive Officer Robert C. Pohlad. “Strong pricing across all markets, growth in carbonated soft drinks in the U.S., and solid execution of our productivity and cost reduction plans worked to offset significant foreign currency headwinds and drove first quarter earnings.

“In addition, we expanded our global product portfolio with new products and innovation and invested in growth capacity in Europe – strengthening our position in the marketplace. Productivity and cost initiatives are well on track to deliver the $40 million in cost savings for the year. And we continued our track record of returning cash to shareholders, with share repurchases and a 4 percent dividend increase in the quarter.

“PepsiAmericas’ first quarter performance – enabled by our diverse geographic mix, capable organization, and powerful brands – strongly positions us to deliver our 2009 full year outlook at the high end of the range, despite the challenging global economic environment.”

First Quarter 2009 Worldwide Financial Highlights

  Revenue of $1.1 billion decreased 4 percent, with currency neutral revenue up 2.5 percent, led by strong pricing across all markets.
  Volume declined 5.2 percent, reflecting Central and Eastern Europe (CEE) volume declines of 12.2 percent as the business cycled double digit volume growth in prior year quarter. U.S. volume trends improved to down 1.2 percent.
  Cost of goods sold per unit was below prior year quarter by 1.6 percent, primarily driven by the impact of foreign currency. On a currency neutral basis, cost of goods sold per unit increased 3.2 percent due to higher raw material costs. Cost of goods sold per unit excludes the impact of the mark-to-market losses.
  Selling, delivery and administrative expenses (SD&A) declined 1 percent, up 4 percent on a currency neutral basis and in line with expectations.
  Operating income decreased 9 percent to $64.2 million, including non-comparable items of $5.8 million. Comparable operating income decreased 1 percent, with pricing, productivity and cost control offsetting the negative impact from foreign currency.
  The impact of currency decreased revenue 6 percentage points and decreased cost of goods sold and SD&A by almost 5 percentage points each. The net effect was a 28 percentage point reduction to operating profits.

First Quarter U.S. Operations Highlights

Net sales in the U.S. increased 6 percent to $826.6 million in the first quarter driven by strong execution of pricing and innovation initiatives. The volume decline of 1.2 percent included a 2 percentage point decrease related to the quarterly shift in the Easter holiday. Despite the holiday impact, carbonated soft drink volume grew modestly, led by Mountain Dew and the addition of Crush. Non-carbonated soft drink volume decreased 7 percent, an improvement from full year 2008 trends. Single serve volume trends improved to down 1 percent, led by growth across all retail channels, while foodservice continued to be soft.

Net pricing grew 6 percent, primarily reflecting rate increases to cover higher raw material costs. Net pricing also benefited from the holiday shift and favorable package mix. Cost of goods sold per unit increased 4.9 percent, excluding the impact of the mark-to-market losses. Gross profit increased 6 percent in the quarter to $335.7 million.

SD&A increased 4 percent to $269.3 million driven by higher compensation and healthcare costs, as well as $1.6 million of mark-to-market losses on derivative instruments. First quarter operating income was $66.4 million, compared to $58.2 million in the prior year quarter, which included non-comparable items of $5.6 million and $0.5 million, respectively. Comparable operating income increased 23 percent.

First Quarter International Operations Highlights

CEE net sales were $182.8 million in the first quarter, down 31 percent from the prior year, primarily due to a 25 percentage point negative impact from foreign currency. Currency neutral net pricing grew 7.4 percent. Volumes declined 12.2 percent, reflecting difficult economic conditions as well as the lapping of double digit volume growth in the prior year quarter. Favorable volume trends continued in Poland during the first quarter.

Cost of goods sold per unit decreased 22.4 percent, reflecting a 19 percentage point decrease from foreign currency with the remainder of the decrease driven by favorable mix and system efficiencies. Gross profit declined 29 percent to $66.3 million for the quarter. SD&A of $67.0 million was down 15 percent primarily due to foreign currency offset mainly by the timing of advertising costs. CEE’s operating loss was $0.7 million, as pricing and cost management offset, in part, the impact of volume declines and $19.8 million in foreign currency headwinds. This compared to operating income of $14.1 million in the prior year quarter.

Caribbean net sales were $48.1 million in the first quarter, down 12 percent from the prior year quarter due to a 14 percent volume decline and the impact of foreign currency. Currency neutral pricing increased 5.7 percent to cover increased cost of goods sold per unit, up 4.8 percent on a currency neutral basis. Gross profit declined 10 percent to $11.4 million. SD&A decreased 14 percent to $12.7 million as the benefits of the prior year’s restructuring initiative were realized. The Caribbean reported an operating loss of $1.5 million, compared to an operating loss of $2.0 million in the prior year quarter.

2009 Outlook

The company expects to be at the high end of its full year 2009 adjusted EPS outlook of $1.83 to $1.90. This outlook includes the negative impact from foreign currency based on recent exchange rates. The company expects currency neutral revenue to grow in the 4 to 5 percent range. Adjusted operating profits are now expected to decline in the 4 to 5 percent range, including the impact of currency. This reflects an improved U.S. operating profit outlook, offset, in part, by additional currency headwinds. These 2009 forecasts are based on a 52 week comparable basis.

The company expects to generate adjusted operating cash flow of approximately $180 to $200 million, with capital spending of approximately $275 million.

Conference Call

PepsiAmericas will hold its first quarter 2009 earnings conference call at 10:00 AM CDT today, Wednesday, April 29, 2009, through a live webcast over the Internet. The live webcast will be available at www.pepsiamericas.com. A replay of the webcast will be archived and available online through the Investor Relations section of our website.

About PepsiAmericas

PepsiAmericas is the world's second-largest manufacturer, seller and distributor of PepsiCo beverages. With annual sales of $4.9 billion in 2008, PAS employs over 20,000 people and operates 33 manufacturing facilities and over 177 distribution centers across its markets. PAS serves a significant portion of a 19-state region in the U.S.; Central and Eastern Europe, including Ukraine, Poland, Romania, Hungary, the Czech Republic and Slovakia; and the Caribbean. For more information on our company, please visit our website at www.pepsiamericas.com.

Cautionary Statement

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect our expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation, including tax laws; cost and outcome of environmental claims; availability and cost of capital, including changes in our debt ratings; labor and employee benefit costs; unfavorable foreign currency rate fluctuations; cost and outcome of legal proceedings; integration of acquisitions; failure of information technology systems; and general economic, business, regulatory and political conditions in the countries and territories where we operate. For further information, please see "Risk Factors" in our 2008 Annual Report on Form 10-K.

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PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	First Quarter

	2009	2008

Net sales	$1,057.5	$1,098.7
Cost of goods sold	644.1	674.9
Gross profit	413.4	423.8
Selling, delivery and administrative expenses	349.0	353.0
Special charges	0.2	0.5
Operating income	64.2	70.3
Interest expense, net	26.0	29.6
Other expense, net	2.6	1.3
Income from continuing operations before income taxes and equity in net loss of nonconsolidated companies	35.6	39.4
Income taxes	12.3	13.4
Equity in net loss of nonconsolidated companies	0.6	0.4
Net income	22.7	25.6
Less: Net income attributable to noncontrolling interests	1.0	0.9
Net income attributable to PepsiAmericas, Inc.	$21.7	$24.7

Weighted average common shares:
Basic	122.5	127.0
Incremental effect of stock options and awards	1.7	1.9
Diluted	124.2	128.9

Earnings per share attributable to PepsiAmericas, Inc. common shareholders:
Basic	$0.18	$0.19
Diluted	$0.17	$0.19

Cash dividends declared per share	$0.14	$0.135

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	End of First Quarter	End of Fiscal Year
	2009	2008
ASSETS:
Current assets:
Cash and cash equivalents	$202.9	$242.4
Receivables, net	473.7	305.5
Inventories	287.7	238.5
Other current assets	126.2	119.7
Total current assets	1,090.5	906.1

Property and equipment, net	1,295.7	1,355.7
Goodwill	2,194.5	2,244.6
Intangible assets, net	488.9	498.6
Other assets	43.0	49.1
Total assets	$5,112.6	$5,054.1

LIABILITIES AND EQUITY:
Current liabilities:
Short-term debt, including current maturities of long-term debt	$433.7	$525.0
Payables and other current liabilities	519.2	523.2
Total current liabilities	952.9	1,048.2

Long-term debt	1,988.4	1,642.3
Deferred income taxes	245.9	237.6
Other liabilities	263.4	295.0
Total liabilities	3,450.6	3,223.1

Equity:
PepsiAmericas, Inc. shareholders' equity:
Preferred stock	-	-
Common stock	1,281.6	1,296.9
Retained income	832.6	828.2
Accumulated other comprehensive loss	(309.2)	(200.8)
Treasury stock	(353.2)	(324.3)
Total PepsiAmericas, Inc. shareholders' equity	1,451.8	1,600.0
Noncontrolling interests	210.2	231.0
Total equity	1,662.0	1,831.0

Total liabilities and equity	$5,112.6	$5,054.1

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	First Quarter
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22.7	$25.6
Adjustments to reconcile to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	47.4	55.2
Deferred income taxes	0.7	1.6
Special charges and adjustments	0.2	0.5
Cash outlays related to special charges	(1.0)	(0.6)
Pension contributions	(11.0)	-
Equity in net loss of nonconsolidated companies	0.6	0.4
Excess tax benefits from share-based payment arrangements	(0.1)	(0.8)
Other	10.9	3.7
Changes in assets and liabilities:
Decrease in securitized receivables	(150.0)	-
Increase in remaining receivables	(39.4)	(3.4)
Increase in inventories	(61.3)	(17.5)
Increase in payables	32.4	14.2
Net change in other assets and liabilities	(13.2)	(61.9)
Net cash (used in) provided by operating activities of continuing operations	(161.1)	17.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(49.7)	(31.5)
Distribution rights acquired	(12.5)	-
Proceeds from sales of property and equipment	1.0	0.7
Net cash used in investing activities	(61.2)	(30.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	(85.7)	120.2
Proceeds from issuance of long-term debt	345.6	-
Repayment of long-term debt	(5.0)	-
Contribution from noncontrolling interests	6.4	-
Excess tax benefits from share-based payment arrangements	0.1	0.8
Issuance of common stock	0.8	0.9
Treasury stock purchases	(45.2)	(81.2)
Cash dividends	(18.3)	(17.7)
Net cash provided by financing activities	198.7	23.0

Net operating cash flows provided by (used in) discontinued operations	0.7	(6.7)
Effects of exchange rate changes on cash and cash equivalents	(16.6)	6.0
Change in cash and cash equivalents	(39.5)	8.5
Cash and cash equivalents as of beginning of fiscal year	242.4	189.7
Cash and cash equivalents as of end of first quarter	$202.9	$198.2

Notes to condensed consolidated financial statements (unaudited):

1. Adoption of Statement of Financial Accounting Standards No. 160: In the first quarter of fiscal year 2009, we adopted Statement of Financial Accounting Standards ("SFAS") No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51," which established accounting and reporting standards for noncontrolling interests, previously called minority interest. SFAS No. 160 required that the we report noncontrolling interests in the equity section of the condensed consolidated balance sheets but separate from PepsiAmericas, Inc. shareholders' equity for all periods presented. SFAS No. 160 also required clear presentation of net income attributable to PepsiAmericas, Inc. and the noncontrolling interest on the face of the condensed consolidated statements of income for all periods presented.

2. Reclassification of Administrative Costs: In the first quarter of fiscal year 2009, we determined that certain administrative costs that were previously recorded in our U.S. geographic segment were more appropriately associated with our CEE geographic segment. As a result, we have reclassified these administrative costs for all periods presented.

The tables below summarizes the impact of the reclassification adjustment by geographic segment:

	Operating Income (Loss)
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
	2008	2008	2008	2008	2008
(unaudited, in millions)
Current presentation:
U.S.	$58.2	$114.3	$92.6	$68.7	$333.8
Caribbean	(2.0)	1.2	(5.2)	(0.6)	(6.6)
CEE	14.1	50.0	58.9	23.0	146.0
	$70.3	$165.5	$146.3	$91.1	$473.2

As originally reported:
U.S.	$57.4	$112.6	$89.1	$65.3	$324.4
Caribbean	(2.0)	1.2	(5.2)	(0.6)	(6.6)
CEE	14.9	51.7	62.4	26.4	155.4
	$70.3	$165.5	$146.3	$91.1	$473.2

3. Reconciliation of Non-GAAP Disclosures: In response to the U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," included below is a reconciliation of certain non-GAAP financial measures compared to U.S. GAAP measures.

Non-GAAP Adjusted Comparisons: In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, net income attributable to PepsiAmericas, Inc. and basic and diluted earnings per share attributable to PepsiAmericas, Inc. common shareholders. To calculate the adjusted comparisons, management has excluded special charges relating to various restructuring initiatives and unrealized losses (gains) on derivatives not designated as hedging instruments.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involve special charges. Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparison measures are provided as supplemental information and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the tables below that summarizes these adjustments that impact comparability of the periods presented:

	First Quarter 2009		First Quarter 2008
	Operating Income	Net Income attributable to PepsiAmericas, Inc.	Operating Income	Net Income attributable to PepsiAmericas, Inc.
(unaudited, in millions)
As reported	$64.2	$21.7	$70.3	$24.7
Items impacting comparability:
Special charges	0.2	0.1	0.5	0.3
Unrealized losses (gains) on derivatives	5.6	3.5	(0.1)	-
Adjusted comparisons	$70.0	$25.3	$70.7	$25.0

Weighted average common shares:
Basic		122.5		127.9
Incremental effect of stock options and awards		1.7		1.9
Diluted		124.2		128.9

Earnings per share attributable to PepsiAmericas, Inc. common shareholders:

Basic - As reported		$0.18		$0.19
Basic - As adjusted		$0.21		$0.20

Diluted - As reported		$0.17		$0.19
Diluted - As adjusted		$0.20		$0.19

Adjustments included in this earnings release were as follows:

Special Charges: In the first quarter of 2009, we recorded special charges of $0.2 million in the Caribbean, which primarily consisted of severance costs. In the first quarter of 2008, we recorded special charges of $0.5 million in the U.S. related to our strategic realignment of the U.S. sales organization, primarily for relocation costs.

Unrealized Losses (Gains) on Derivatives: Unrealized losses (gains) on derivatives consists of the change in market value of derivative instruments that were not designated as hedging instruments. These derivative instruments are used to manage the risks associated with the variability in the market price for forecasted purchases of certain commodities. As a result of the subsequent change in the price of certain commodities, we recognized this mark-to-market impact which will reverse out over the balance of the year. Unrealized losses (gains) on derivatives are excluded from the cost of goods sold per unit calculation.

In the first quarter of 2009, we recorded $5.6 million of unrealized losses on derivatives in the U.S. related to commodity contracts; $4.0 million was recorded in cost of goods sold and $1.6 million was recorded in selling, delivery and administrative costs. In the first quarter of 2008, we recorded $0.1 million of unrealized gains in cost of goods sold in the U.S. related to commodity contracts.

CONTACT:
PepsiAmericas, Inc.
Investor Contact:
Sara Zawoyski, 612-661-3830
or
Press Contact:
Mary Viola, 847-598-2870